EXHIBIT 99.9

FOR IMMEDIATE RELEASE

April 20, 2009

Amiworld Reports Fiscal 2008 Financial Results

Revenues increase 964% to a record $19,395,820

Gross profit advances by 510.10% to $3,767,777

NEW YORK, NY – April 20, 2009 – Amiworld, Inc. (OTCBB: “AMWO”), an international energy company engaged in the production and distribution of diversified fuel products and services with a focus on emerging global economies, today reported financial results for its fiscal year ended December 31, 2008, the company’s first full year of operations.

For the year, the company reported:

•	Revenues of $19,395,820, compared to revenues of $1,822,182 in 2007, a 964% increase. Revenues were derived from the sale of diesel and biodiesel products and $360,000 from oil trading commissions.
•	Gross profit of $3,767,777, compared to $617,570 in 2007, a 510% increase.
•	Profits, excluding non-cash expenses, of $1,078,107 compared to $4,619 in 2007.
•	Cash position at December 31, 2008 of $5,046,725.

For its fiscal year ended December 31, 2008 the company incurred a net loss of $360,939 (approximately $0.02 per share), compared to a net loss of $113,100 (approximately $0.01 per share) in 2007. The net loss for 2008 was primarily the result an increase in general and administrative expenses associated with commencement of the company’s operations, as well as plant depreciation and one time deferred compensation.

“Last year, our first full year of operations, was marked by many significant positive achievements as we generated record revenues of over $19 million. We remain focused on achieving our stated goal of becoming a major petroleum and biodiesel supplier and reseller in Colombia, South America and beyond as we look to expand our biodisel plant to full production capacity of 108,000 tons or 28.8 million gallons annually. We believe that we have the management team and funds in place to execute our near-term corporate strategies which will deliver shareholder value,” said Mamoru Saito, Chief Executive Officer of Amiworld.

About Amiworld, Inc.

Amiworld, Inc. (www.amiworld.com) is a high growth New York-based international energy company engaged in the production and distribution of alternative and traditional energy products and services. With state-of-the-art biodiesel plant and petroleum refinery, and distribution facilities in Colombia, South America, the Company is capitalizing on the worldwide energy demand with diversified products and services including biodiesel, petroleum diesel, international oil trading and the shipping of oil and fuel products with an initial principal focus on economies in South America. With an overriding commitment of building shareholder value, Amiworld continuously evaluates opportunities to drive revenues and earnings growth through its current operations and through strategic acquisitions.

In addition to its other business endeavors, Amiworld is the owner and operator of the only government certified biodiesel plant in Colombia. The Company believes it is well positioned to capitalize on its unique government status as a result of the Colombian government’s aggressive biofuels initiatives mandating a 5% biodiesel mix by 2008 and 10% by 2009. With global biofuels demand projected to grow by 20% annually to 92 million tons by 2011, Amiworld intends to significantly increase its market penetration in South America, Asia and the US.

Forward-Looking Statements

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 -- With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of AMWO could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company's operations or expansion, inability to hire and retain qualified personnel, changes in the general economic climate, including rising interest rates and unanticipated events such as terrorist activities. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements. For further risk factors see the risk factors associated with our Company, review our SEC filings.

Contact:

Daniela Viola

Makovsky + Company

(212) 508-9676

dviola@makovsky.com